Exhibit (d)(iv)

EQUITY GRANT AGREEMENT

November 14, 2022

Pathfinder Acquisition Corporation

1950 University Avenue, Suite 350

Palo Alto, CA 94303

Ladies and Gentlemen:

This Equity Grant Agreement (this “Equity Grant Agreement”) is being entered into as of the date set forth on the signature page hereto, by and between Pathfinder Acquisition Corporation, a Cayman Islands exempted company incorporated with limited liability (“PFDR”), which shall be domesticated as a Delaware corporation prior to the closing of the Transaction (as defined below) (the “Closing”) and the undersigned grantee (the “Grantee”), in connection with the Business Combination Agreement, dated as of October 3, 2022 (as may be amended, supplemented or otherwise modified from time to time, the “Business Combination Agreement”), by and among PFDR, Movella Inc., a Delaware corporation (the “Company”) and Motion Merger Sub, Inc., a Delaware corporation and direct, wholly-owned subsidiary of PFDR (“Merger Sub”), pursuant to which, among other things, Merger Sub will merge with and into the Company, with the Company being the surviving entity (the transactions contemplated by the Business Combination Agreement, including the Merger, the “Transaction”).

In connection with the Business Combination Agreement, PFDR, Merger Sub, the Company and FP Credit Partners, L.P. (“FPCP”), on behalf of certain of its managed funds, affiliates, financing parties or investment vehicles, entered into a financing commitment letter (the “Commitment Letter”), dated as of October 3, 2022, pursuant to which, among other things, FPCP has committed to cause Grantee to commit $75 million of financing to support the Business Combination. Under the terms of the Commitment Letter, FPCP has committed to cause the Grantee to launch a tender offer (the “Tender Offer”) for the purchase of up to $75 million of PFDR’s Class A ordinary shares, par value $0.00001 per share and, to the extent the total amount tendered and actually purchased upon expiration of the Tender Offer is less than $75 million, to purchase from Pathfinder an amount of Pathfinder Post-Closing Common Shares (as defined in the Commitment Letter) equal to the difference between $75 million and the amount purchased by the Grantee in the Tender Offer (the “Private Placement”).

In connection with the Business Combination Agreement, PFDR, Merger Sub, the Company and certain affiliates of the Grantee (such affiliates of the Grantee, the “Purchasers”) entered into a Note Purchase Agreement (the “Note Purchase Agreement”), dated as of the date hereof (the “NPA Closing Date”), pursuant to which the Company has agreed to (a) issue and sell to the Purchasers, and the Purchasers have agreed to purchase, on the NPA Closing Date, Pre-Merger Senior Secured Notes (as defined in the Note Purchase Agreement), in an aggregate original principal amount of $25 million, and (b) make an issuance and deemed sale to the Purchasers, and the Purchaser have agreed to make a deemed purchase of, on the closing date of the Transaction (“Transaction Closing Date”), Venture-Linked Senior Secured Notes (as defined in the Note Purchase Agreement), in an aggregate original principal amount of $75 million, in each case, in the amounts and for the consideration (including via a deemed purchase, as applicable), as set forth in the Note Purchase Agreement. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Note Purchase Agreement.

Prior to the Closing (and as more fully described in the Business Combination Agreement), PFDR will domesticate as a Delaware corporation in accordance with Section 388 of the General Corporation Law of the State of Delaware and de-register as a Cayman Islands exempted company in accordance with Section 206 of the Cayman Islands Companies Act (as amended) (the “Domestication”).

In connection therewith, and in consideration of the foregoing and the mutual representations, warranties and covenants, and subject to the conditions, set forth herein, and intending to be legally bound hereby, each of the Grantee and PFDR acknowledges and agrees as follows:

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1.    Equity Grant. Upon satisfaction or waiver in writing by PFDR of the conditions set forth in Section 2 below, PFDR hereby agrees to grant the Grantee 1,000,000 shares of common stock of PFDR (after the Domestication), par value $0.00001 per share (the “Shares”) which shall be issued upon the consummation of the Transaction (such grant, the “Equity Grant”). The Equity Grant shall occur on the Transaction Closing Date.

2.    Grant Conditions.

a.    The obligation of PFDR to make the Equity Grant pursuant to this Equity Grant Agreement is subject to the following conditions:

(i)    PFDR’s listing application with The Nasdaq Stock Market (“Nasdaq”) in connection with the transactions contemplated by this Equity Grant Agreement shall have been conditionally approved and, immediately following the consummation of the Transaction, PFDR’s common stock shall have been approved for issuance on Nasdaq, subject only to official notice of issuance thereof and no suspension of the qualification of the Shares for offering or trading in any jurisdiction, or initiation or written threat of any proceedings for any of such purposes, shall have occurred and be continuing;

(ii)    the Grantee shall have fully funded the VLN Commitment, subject to the terms of the Note Purchase Agreement;

(iii)    the Grantee or its affiliates shall have acquired $75 million of (i) PFDR’s Class A ordinary shares pursuant to the Tender Offer, (ii) common stock of PFDR (after the Domestication) pursuant to the Private Placement or (iii) a combination thereof; and

(iv)    the Closing shall have been consummated.

3.    PFDR Representations and Warranties. PFDR represents and warrants to Grantee that:

a.    As of the date hereof, PFDR is an exempted company duly formed, validly existing and in good standing under the laws of the Cayman Islands (to the extent such concepts exist in such jurisdiction). Subject to any consents required under the Business Combination Agreement or its Governing Documents (as defined in the Business Combination Agreement), PFDR has all power (corporate or otherwise) and authority to own, lease and operate its properties and conduct its business as presently conducted and to enter into, deliver and perform its obligations under this Subscription Agreement. As of the Transaction Closing Date, following the Domestication, PFDR will be validly existing as a corporation incorporated under the laws of the State of Delaware with all power (corporate or otherwise) and authority to own, lease and operate its properties and conduct its business as presently conducted and to enter into, deliver and perform its obligations under this Equity Grant Agreement, duly incorporated and in good standing under the laws of the State of Delaware.

b.    As of the Transaction Closing Date, the Shares will be duly authorized and, when issued and delivered to the Grantee in accordance with the terms of this Equity Grant Agreement, the Shares will be validly issued, fully paid and non-assessable and will not have been issued in violation of or subject to any preemptive or similar rights created under PFDR’s certificate of incorporation and bylaws (each as adopted on the Transaction Closing Date) by contract or under the General Corporation Law of the State of Delaware, other than such rights as have been or will have been waived prior to the Transaction Closing Date.

c.    This Equity Grant Agreement has been duly authorized, executed and delivered by PFDR and, assuming that this Equity Grant Agreement constitutes the valid and binding agreement of the Grantee, this Equity Grant Agreement constitutes the legal, valid and binding agreement of PFDR and is enforceable against PFDR in accordance with its terms, except as may be limited or otherwise affected by (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws relating to or affecting the rights of creditors generally, or (ii) principles of equity, whether considered at law or equity.

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d.    The execution and delivery of, and the performance of the transactions contemplated hereby, including the issuance of the Shares and the compliance by PFDR with all of the provisions of this Equity Grant Agreement and the consummation of the transactions contemplated herein does not and will not (i) conflict with or result in a breach or violation of the provisions of the organizational documents of PFDR; or (ii) result in any violation of any statute or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over PFDR or any of its properties that would, in each case, reasonably be expected to have, individually or in the aggregate, a Pathfinder Material Adverse Effect (as defined in the Business Combination Agreement) or materially affect the validity of the Shares or the legal authority of PFDR to comply in all material respects with the terms of this Equity Grant Agreement.

e.    PFDR is not engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the Federal Reserve Board), or extending credit for the purpose of purchasing or carrying margin stock. Following the issuance of the Shares pursuant to this Equity Grant Agreement, not more than 25% of the value of the assets (either of the PFDR only or of PFDR and its subsidiaries on a consolidated basis) will be margin stock.

f.    PFDR is not in default or violation (and no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation) of any term, condition or provision of (i) the organizational documents of PFDR, (ii) any loan or credit agreement, guarantee, not, bond, mortgage, indenture, lease or other agreement, permit, franchise or license to which, as of the date of this Equity Grant Agreement, PFDR is a party or by which PFDR’s properties or assets are bound or (iii) any statute or any judgment, order, rule or regulation of any court or governmental agency, taxing authority or regulatory body, domestic or foreign, having jurisdiction over PFDR or any of its properties, except, in the case of clauses (ii) and (iii), for defaults or violations that have not had and would not reasonably be expected to have, individually or in the aggregate, a Pathfinder Material Adverse Effect.

g.    Neither PFDR nor any of its subsidiaries has taken any steps to seek protection pursuant to any law or statute relating to bankruptcy, insolvency, reorganization, receivership, liquidation, administration or winding up or failed to pay its debts when due, nor does PFDR nor any of its subsidiaries have any knowledge or reason to believe that any of their respective creditors intend to initiate involuntary bankruptcy proceedings or seek to commence an administration.

h.    PFDR is not, and immediately after receipt of payment pursuant to the Note Purchase Agreement, will not be, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

4.    Grantee Representations and Warranties. The Grantee represents and warrants to PFDR that:

a.    The Grantee, or each of the funds managed by or affiliated with the Grantee for which the Grantee is acting as nominee, as applicable, (i) is a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”)), or an institutional “accredited investor” (within the meaning of Rule 501(a)(1), (2), (3) or (7) under the Securities Act), (ii) is receiving its entire beneficial ownership interest in the Shares for its own account (or if the Grantee is receiving the Shares as a fiduciary or agent for one or more investor accounts, each owner of such account is a qualified institutional buyer, and the Grantee has full investment discretion with respect to each such account, and the full power and authority to make the acknowledgements, representations, warranties and agreements made herein on behalf of each owner of each such account), and (iii) is not receiving the Shares with a view to, or for offer or sale in connection with, any distribution thereof in violation of the Securities Act. Accordingly, the Grantee understands that the grant meets the exemptions from filing under FINRA Rule 5123(b)(1)(C) or (J).

b.    The Grantee is not an entity formed for the specific purpose of receiving the Shares. The Grantee (i) is an institutional account as defined in FINRA Rule 4512(c), (ii) is a sophisticated investor, experienced in investing in private equity transactions and capable of evaluating investment risks independently, both in general and with regard to all transactions and investment strategies involving a security or securities, including its participation in the purchase of the Shares and (iii) has exercised independent judgment in evaluating its participation in the receipt of the Shares. Accordingly, the Grantee understands that the offering meets (i) the exemptions from filing under FINRA Rule 5123(b)(1)(A) and (ii) the institutional customer exemption under FINRA Rule 2111(b).

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c.    The Grantee acknowledges and agrees that the Shares are being granted in a transaction not involving any public offering within the meaning of the Securities Act and that the grant of the Shares have not been registered under the Securities Act. The Grantee acknowledges and agrees that the Shares may not be offered, resold, transferred, pledged or otherwise disposed of by the Grantee absent an effective registration statement under the Securities Act except (i) to PFDR or a subsidiary thereof, (ii) to non-U.S. persons pursuant to offers and sales that occur outside the United States within the meaning of Regulation S under the Securities Act or (iii) pursuant to another applicable exemption from the registration requirements of the Securities Act, and in each of clauses (i) and (iii) in accordance with any applicable securities laws of the states and other jurisdictions of the United States, and that any book entry for the Shares or certificates representing the Shares shall contain a notation or restrictive legend, as applicable, to such effect. The Grantee acknowledges and agrees that the Shares will be subject to transfer restrictions and, as a result of these transfer restrictions, the Grantee may not be able to readily offer, resell, transfer, pledge or otherwise dispose of the Shares and may be required to bear the financial risk of an investment in the Shares for an indefinite period of time. The Grantee acknowledges and agrees that the Shares will not be eligible for offer, resale, transfer, pledge or disposition pursuant to Rule 144 promulgated under the Securities Act until at least one year from the date that PFDR files a Current Report on Form 8-K following the Transaction Closing Date that includes the “Form 10” information required under applicable SEC rules and regulations. The Grantee shall not engage in hedging transactions with regard to the Shares unless in compliance with the Securities Act. The Grantee acknowledges and agrees that it has been advised to consult legal counsel and tax and accounting advisors prior to making any offer, resale, transfer, pledge or disposition of any of the Shares.

d.    The Grantee acknowledges and agrees that the Grantee is receiving the Shares directly from PFDR. The Grantee further acknowledges that there have been no representations, warranties, covenants and agreements made to the Grantee by or on behalf of PFDR, any of its affiliates or any control persons, officers, directors, employees, partners, agents or representatives of any of the foregoing or any other person or entity, expressly or by implication, other than those representations, warranties, covenants and agreements of PFDR expressly set forth in Section 4 of this Equity Grant Agreement. Except for the representations, warranties and agreements of PFDR expressly set forth herein, the Grantee is relying exclusively on its own sources of information, investment analysis and due diligence (including professional advice it deems appropriate) with respect to the Transaction, the Shares and the business, condition (financial and otherwise), management, operations, properties and prospects of PFDR, including but not limited to all business, legal, regulatory, accounting, credit and tax matters.

e.    The Grantee’s receipt and holding of the Shares will not constitute or result in a non-exempt prohibited transaction under Section 406 of the Employee Retirement Income Security Act of 1974, as amended, Section 4975 of the Internal Revenue Code of 1986, as amended, or any applicable similar law.

f.    The Grantee acknowledges and agrees that the Grantee has received such information as the Grantee deems necessary in order to make an investment decision with respect to the Shares, including the Transaction and the business of PFDR and its subsidiaries. Without limiting the generality of the foregoing, the Grantee acknowledges that it has reviewed PFDR’s filings with the SEC. The Grantee acknowledges and agrees that the Grantee and the Grantee’s professional advisor(s), if any, have had the full opportunity to ask such questions, receive such answers and obtain such information as the Grantee and such Grantee’s professional advisor(s), if any, have deemed necessary to make an investment decision with respect to the Shares. The Grantee has received, reviewed and understood the materials made available to it in connection with the Transaction, has made its own assessment and has satisfied itself concerning the relevant tax and other economic considerations relevant to its investment in the Shares. The Grantee acknowledges that as part of the Transaction PFDR has filed a registration statement under the Securities Act, including a preliminary prospectus and proxy statement (the “Transaction Proxy”), which contains additional information about the Transaction, the Company and PFDR.

g.    The Grantee became aware of this grant of the Shares solely by means of direct contact between the Grantee and PFDR, or a representative of PFDR, and the Shares were granted to the Grantee solely by direct contact between the Grantee and PFDR, or a representative of PFDR. The Grantee did not become aware of this grant of the Shares, nor were the Shares granted to the Grantee, by any other means. The Grantee acknowledges that the Shares (i) were not offered by any form of general solicitation or general advertising and (ii) are not being

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offered in a manner involving a public offering under, or in a distribution in violation of, the Securities Act, or any state securities laws. The Grantee acknowledges that it is not relying upon, and has not relied upon, any statement, representation or warranty made by any person, firm or corporation (including, without limitation, PFDR, the Company, any of their respective affiliates or any control persons, officers, directors, employees, partners, agents or representatives of any of the foregoing), other than the representations and warranties of PFDR contained in Section 4 of this Equity Grant Agreement, in making its investment or decision to invest in PFDR. Neither the Grantee, nor any of its directors, officers, employees, agents, stockholders or partners has either directly or indirectly, including through a broker or finder, (i) to its knowledge, engaged in any general solicitation, or (ii) published any advertisement in connection with the grant of the Shares.

h.    The Grantee acknowledges that it is aware that there are substantial risks incident to ownership of the Shares, including those set forth in PFDR’s filings with the SEC and those which are set forth in the Transaction Proxy. The Grantee is able to fend for itself in the transactions contemplated herein; has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of its prospective investment in the Shares; and has the ability to bear the economic risks of its prospective investment and can afford the complete loss of such investment, and the Grantee has sought such accounting, legal and tax advice as the Grantee has considered necessary to make an informed investment decision. The Grantee has determined based on its own independent review and such professional advice as it deems appropriate that its receipt of the Shares and participation in the Transaction (i) are fully consistent with its financial needs, objectives and condition, (ii) comply and are fully consistent with all investment policies, guidelines and other restrictions applicable to it, (iii) have been duly authorized and approved by all necessary action, (iv) do not and will not violate or constitute a default under its charter, by-laws or other constituent document or under any law, rule, regulation, agreement or other obligation by which it is bound and (v) are a fit, proper and suitable investment for the Grantee, notwithstanding the substantial risks inherent in investing in or holding the Shares.

i.    Alone, or together with any professional advisor(s), the Grantee has adequately analyzed and fully considered the risks of receiving the Shares and, assuming the accuracy of PFDR’s representations and warranties set forth in Section 4 of this Equity Grant Agreement, determined that the Shares are a suitable investment for the Grantee and that the Grantee is able at this time and in the foreseeable future to bear the economic risk of a total loss of the Grantee’s investment in PFDR. The Grantee acknowledges specifically that a possibility of total loss exists.

j.    In making its decision to accept the Shares, the Grantee has relied solely upon independent investigation made by the Grantee and the representations and warranties of PFDR in this Equity Grant Agreement.

k.    The Grantee acknowledges and agrees that no federal or state agency has passed upon or endorsed the merits of the offering of the Shares or made any findings or determination as to the fairness of this investment.

l.    The Grantee has been duly formed or incorporated and is validly existing and is in good standing under the laws of its jurisdiction of formation or incorporation, with power and authority to enter into, deliver and perform its obligations under this Equity Grant Agreement.

m.    The execution, delivery and performance by the Grantee of this Equity Grant Agreement are within the powers of the Grantee, have been duly authorized and will not constitute or result in a breach or default under or conflict with any order, ruling or regulation of any court or other tribunal or of any governmental commission or agency, or any material agreement or other undertaking, to which the Grantee is a party or by which the Grantee is bound, and will not conflict with or violate any provisions of the Grantee’s organizational documents, including, without limitation, its incorporation or formation papers, bylaws, indenture of trust or partnership or operating agreement, as may be applicable. The signature of the Grantee on this Equity Grant Agreement is genuine, and the signatory has been duly authorized to execute the same, and, assuming that this Equity Grant Agreement constitutes the legal, valid and binding obligation of PFDR, this Equity Grant Agreement constitutes a legal, valid and binding obligation of the Grantee, enforceable against the Grantee in accordance with its terms except as may be limited or otherwise affected by (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws relating to or affecting the rights of creditors generally, and (ii) principles of equity, whether considered at law or equity.

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n.    The Grantee is not (i) currently the subject or target of any sanction administered or enforced by the United States government (including OFAC and the U.S. Department of State), and any other applicable sanctions administered or enforced by the United Nations Security Council, the European Union, any Member State of the European Union, the Government of Canada, the United Kingdom, including His Majesty’s Treasury (“HMT”), or other relevant sanctions authority of the United States, United Nations, European Union, United Kingdom or Canada (collectively, “Sanctions”), (ii) included on the Office of Foreign Assets Control of the United States Department of the Treasury’s (“OFAC”) List of Specially Designated Nationals, HMT’s Consolidated List of Financial Sanctions Targets and the Investment Ban List, or any similar list enforced by any other relevant sanctions authority of Hong Kong, the United States, United Nations, European Union or United Kingdom, (iii) located, organized or resident in a Designated Jurisdiction, (iv) the government of a Designated Jurisdiction or the Government of Venezuela (any such person, a “Sanctioned Person”), or (v) a non-U.S. shell bank or providing banking services indirectly to a non-U.S. shell bank (each, a “Prohibited Investor”). The Grantee agrees to provide law enforcement agencies, if requested thereby, such records as required by applicable law, provided that the Grantee is permitted to do so under applicable law. If the Grantee is a financial institution subject to the Bank Secrecy Act (31 U.S.C. Section 5311 et seq.), as amended by the USA PATRIOT Act of 2001, and its implementing regulations (collectively, the “BSA/PATRIOT Act”), the Grantee maintains policies and procedures reasonably designed to comply with applicable obligations under the BSA/PATRIOT Act. To the extent required, it maintains policies and procedures reasonably designed to ensure compliance with OFAC-administered sanctions programs, including for the screening of its Grantees against the OFAC sanctions programs, including the OFAC List. To the extent required by applicable law, the Grantee maintains policies and procedures reasonably designed to ensure that the funds held by the Grantee were legally derived and were not obtained, directly or indirectly, from a Prohibited Investor.

o.    The Grantee acknowledges that certain information provided to it was based on projections, and such projections were prepared based on assumptions and estimates that are inherently uncertain and are subject to a wide variety of significant business, economic and competitive risks and uncertainties that could cause actual results to differ materially from those contained in the projections.

p.    The Grantee acknowledges its obligations under applicable securities laws with respect to the treatment of non-public information relating to PFDR.

5.    Termination. This Equity Grant Agreement shall terminate and be void and of no further force and effect, and all rights and obligations of the parties hereunder shall terminate without any further liability on the part of any party in respect thereof, upon the earlier to occur of (a) such date and time as the Business Combination Agreement is terminated in accordance with its terms without being consummated, (b) upon the mutual written agreement of each of the parties hereto to terminate this Equity Grant Agreement or (c) 10 days after the Termination Date (as defined in the Business Combination Agreement as in effect on the date hereof), if the Closing has not occurred by such date (the termination events described in clauses (a)–(c) above, collectively, the “Termination Events”). PFDR shall notify the Grantee in writing of the termination of the Business Combination Agreement promptly after the termination of such agreement. Upon the occurrence of any Termination Event, this Equity Grant Agreement shall be void and of no further effect.

6.    Trust Account Waiver. The Grantee acknowledges that PFDR is a blank check company with the powers and privileges to effect a merger, asset acquisition, reorganization or similar business combination involving PFDR and one or more businesses or assets. The Grantee further acknowledges that, as described in PFDR’s prospectus relating to its initial public offering dated February 16, 2021 (the “Prospectus”) available at www.sec.gov, substantially all of PFDR’s assets consist of the cash proceeds of PFDR’s initial public offering and private placement of its securities, and substantially all of those proceeds have been deposited in a trust account (the “Trust Account”) for the benefit of PFDR, its public shareholders and the underwriters of PFDR’s initial public offering. Except with respect to interest earned on the funds held in the Trust Account that may be released to PFDR to pay its tax obligations, the cash in the Trust Account may be disbursed only for the purposes set forth in the Prospectus. For and in consideration of PFDR entering into this Equity Grant Agreement, the receipt and sufficiency of which are hereby acknowledged, the Grantee hereby irrevocably waives any and all right, title and interest, or any claim of any kind it has or may have in the future, in or to any monies held in the Trust Account, and agrees not to seek recourse against the Trust Account as a result of, or arising out of, this Equity Grant Agreement.

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7.    Miscellaneous.

a.    Neither this Equity Grant Agreement nor any rights that may accrue to the parties hereunder (other than the Shares received hereunder, if any) may be transferred or assigned without the prior written consent of each of the other parties hereto; provided that this Equity Grant Agreement and any of the Grantee’s rights and obligations hereunder may be assigned to any fund or account managed by the same investment manager as the Grantee or by an affiliate (as defined in Rule 12b-2 of the Exchange Act) of such investment manager without the prior consent of PFDR provided further that prior to such assignment any such assignee shall agree in writing to be bound by the terms hereof; provided, that no assignment pursuant to this Section 7(a) shall relieve the Grantee of its obligations hereunder.

b.    PFDR may request from the Grantee such additional information as PFDR may reasonably deem necessary to evaluate the eligibility of the Grantee to receive the Shares, and the Grantee shall as promptly as reasonably practicable provide such information as may reasonably be requested to the extent readily available; provided, that, PFDR agrees to keep any such information provided by Grantee confidential except (i) as required by applicable federal securities laws or pursuant to other routine proceedings of regulatory authorities or (ii) to the extent such disclosure is required by law, at the request of the staff of the SEC or regulatory agency or under applicable regulations of any national securities exchange on which the Company’s or PFDR’s securities are to be listed for trading. The Grantee acknowledges that each of the Company and PFDR may file a copy of this Equity Grant Agreement (or a form of this Equity Grant Agreement) with the SEC as an exhibit to a periodic report or a registration statement or prospectus of the Company or PFDR, as applicable.

c.    The Grantee acknowledges that PFDR and others will rely on the acknowledgments, understandings, agreements, representations and warranties contained in this Equity Grant Agreement. Prior to the Closing, the Grantee agrees to promptly notify the other party hereto if any of the acknowledgments, understandings, agreements, representations and warranties set forth in Section 3 or Section 4 above, as applicable, are no longer accurate in any material respect (other than those acknowledgments, understandings, agreements, representations and warranties qualified by “materiality” or any other similar materiality qualification set forth herein, as applicable, in which case the Grantee shall notify PFDR if they are no longer accurate in any respect).

d.    PFDR is entitled to rely upon this Equity Grant Agreement, including the representations and warranties of all of the Grantee, and PFDR is irrevocably authorized to produce this Equity Grant Agreement or a copy hereof to any interested party in any administrative or legal proceeding or official inquiry with respect to the matters covered hereby; provided, however, that the foregoing clause of this Section 7(d) shall not give PFDR any rights other than those expressly set forth herein.

e.    All of the agreements, representations and warranties made by the Grantee in this Equity Grant Agreement shall survive the Closing.

f.    This Equity Grant Agreement may not be amended, modified, waived or terminated (other than pursuant to the terms of Section 5 above) except by an instrument in writing, signed by each of the parties hereto. No failure or delay of either party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have hereunder.

g.    This Equity Grant Agreement (including the schedule hereto), collectively, constitutes the entire agreement, and supersede all other prior agreements, understandings, representations and warranties, both written and oral, among the parties, with respect to the subject matter hereof. Except as set forth in Section 5(b), Section 7(c), Section 7(d), this Section 7(g) and Section 8 in each case with respect to the persons specifically referenced therein and in the next sentence, this Equity Grant Agreement shall not confer any rights or remedies upon any person other than the parties hereto, and their respective successors and assigns, and the parties hereto acknowledge that such persons so referenced are third party beneficiaries of this Equity Grant Agreement with right of enforcement for the purposes of, and to the extent of, the rights granted to them, if any, pursuant to the applicable provisions. Notwithstanding anything to the contrary contained herein, the parties hereby designate the Company as third-party beneficiary of Section 1 of this Agreement having the right to enforce Section 1 and Section 7(k).

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h.    Except as otherwise provided herein, this Equity Grant Agreement shall be binding upon, and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives, and permitted assigns, and the agreements, representations, warranties, covenants and acknowledgments contained herein shall be deemed to be made by, and be binding upon, such heirs, executors, administrators, successors, legal representatives and permitted assigns.

i.    If any provision of this Equity Grant Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions of this Equity Grant Agreement shall not in any way be affected or impaired thereby and shall continue in full force and effect so long as this Equity Grant Agreement as so modified continues to express, without material change, the original intentions of the parties as to the subject matter hereof and the prohibited nature, invalidity or unenforceability of the provision(s) in question does not substantially impair the respective expectations or reciprocal obligations of the parties or the practical realization of the benefits that would otherwise be conferred upon the parties. The parties will endeavor in good faith negotiations to replace the prohibited, invalid or unenforceable provision(s) with a valid provision(s), the effect of which comes as close as possible to that of the prohibited, invalid or unenforceable provision(s).

j.    This Equity Grant Agreement may be executed in one or more counterparts (including by facsimile or electronic mail or in .pdf, including via DocuSign) and by different parties in separate counterparts, with the same effect as if all parties hereto had signed the same document. All counterparts so executed and delivered shall be construed together and shall constitute one and the same agreement. Counterparts may be delivered via facsimile, electronic mail (including any electronic signature covered by the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act, the Electronic Signatures and Records Act or other applicable law, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

k.    The parties hereto acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Equity Grant Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Equity Grant Agreement, without posting a bond or undertaking and without proof of damages, to enforce specifically the terms and provisions of this Equity Grant Agreement, this being in addition to any other remedy to which such party is entitled at law, in equity, in contract, in tort or otherwise.

l.    If any change in the number, type or classes of authorized shares of PFDR (including the Shares), other than as expressly contemplated by the Business Combination Agreement or any agreement contemplated by the Business Combination Agreement, shall occur between the date hereof and immediately prior to the Closing by reason of reclassification, recapitalization, stock split (including reverse stock split) or combination, exchange or readjustment of shares, or any stock dividend, the number of Shares issued to the Grantee shall be appropriately adjusted to reflect such change.

m.    This Equity Grant Agreement shall be governed by and construed in accordance with the laws of the State of New York (regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof) as to all matters (including any action, suit, litigation, arbitration, mediation, claim, charge, complaint, inquiry, proceeding, hearing, audit, investigation or reviews by or before any governmental entity related hereto), including matters of validity, construction, effect, performance and remedies.

n.    Each party hereto hereby, and any person asserting rights as a third party beneficiary may do so only if he, she or it, irrevocably agrees that any action, suit or proceeding between or among the parties hereto, whether arising in contract, tort or otherwise, arising in connection with any disagreement, dispute, controversy or claim arising out of or relating to this Equity Grant Agreement or any related document or any of the transactions contemplated hereby or thereby (“Legal Dispute”) shall be brought only to the exclusive jurisdiction of the courts of the State of New York sitting in the borough of Manhattan in the City of New York, New York or the federal courts located in the Southern District of New York, and each party hereto hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding that is brought in any such

Confidential

court has been brought in an inconvenient forum. During the period a Legal Dispute that is filed in accordance with this Section 7(n) is pending before a court, all actions, suits or proceedings with respect to such Legal Dispute or any other Legal Dispute, including any counterclaim, cross-claim or interpleader, shall be subject to the exclusive jurisdiction of such court. Each party hereto and any person asserting rights as a third party beneficiary may do so only if he, she or it hereby waives, and shall not assert as a defense in any Legal Dispute, that (a) such party is not personally subject to the jurisdiction of the above named courts for any reason, (b) such action, suit or proceeding may not be brought or is not maintainable in such court, (c) such party’s property is exempt or immune from execution, (d) such action, suit or proceeding is brought in an inconvenient forum, or (e) the venue of such action, suit or proceeding is improper. A final judgment in any action, suit or proceeding described in this Section 7(n) following the expiration of any period permitted for appeal and subject to any stay during appeal shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable laws. EACH OF THE PARTIES HERETO AND ANY PERSON ASSERTING RIGHTS AS A THIRD PARTY BENEFICIARY MAY DO SO ONLY IF HE, SHE OR IT IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT TO TRIAL BY JURY ON ANY CLAIMS OR COUNTERCLAIMS ASSERTED IN ANY LEGAL DISPUTE RELATING TO THIS EQUITY GRANT AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY AND FOR ANY COUNTERCLAIM RELATING THERETO. IF THE SUBJECT MATTER OF ANY SUCH LEGAL DISPUTE IS ONE IN WHICH THE WAIVER OF JURY TRIAL IS PROHIBITED, NO PARTY HERETO NOR ANY PERSON ASSERTING RIGHTS AS A THIRD PARTY BENEFICIARY SHALL ASSERT IN SUCH LEGAL DISPUTE A NONCOMPULSORY COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS EQUITY GRANT AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. FURTHERMORE, NO PARTY HERETO NOR ANY PERSON ASSERTING RIGHTS AS A THIRD PARTY BENEFICIARY SHALL SEEK TO CONSOLIDATE ANY SUCH LEGAL DISPUTE WITH A SEPARATE ACTION OR OTHER LEGAL PROCEEDING IN WHICH A JURY TRIAL CANNOT BE WAIVED.

o.    Any notice or communication required or permitted hereunder to be given to the Grantee shall be in writing and either delivered personally, emailed or sent by overnight mail via a reputable overnight carrier, or sent by certified or registered mail, postage prepaid, to such addresses or email addresses set forth on the signature page hereto, and shall be deemed to be given and received (i) when so delivered personally, (ii) when sent, with no mail undeliverable or other rejection notice, if sent by email, or (iii) three (3) business days after the date of mailing to the address below or to such other address or addresses as the Grantee may hereafter designate by notice to PFDR.

8.    Non-Reliance and Exculpation. The Grantee acknowledges that it is not relying upon, and has not relied upon, any statement, representation or warranty made by any person, firm or corporation, other than the statements, representations and warranties of PFDR expressly contained in Section 7 of this Equity Grant Agreement in making its investment or decision to invest in PFDR. The Grantee acknowledges and agrees that none of the parties to the Business Combination Agreement or any Non-Party Affiliate shall have any liability to the Grantee pursuant to, arising out of or relating to this Equity Grant Agreement, the negotiation hereof or thereof or its subject matter, or the transactions contemplated hereby or thereby, including, without limitation, with respect to any action heretofore or hereafter taken or omitted to be taken by any of them in connection with the purchase of the Shares or with respect to any claim (whether in tort, contract or otherwise) for breach of this Equity Grant Agreement or in respect of any written or oral representations made or alleged to be made in connection herewith, as expressly provided herein, or for any actual or alleged inaccuracies, misstatements or omissions with respect to any information or materials of any kind furnished by PFDR, the Company or any Non-Party Affiliate concerning PFDR, the Company, any of their controlled affiliates, this Equity Grant Agreement or the transactions contemplated hereby. For purposes of this Equity Grant Agreement, “Non-Party Affiliates” means each former, current or future officer, director, employee, partner, member, manager, direct or indirect equityholder or affiliate of PFDR, the Company or any of PFDR’s or the Company’s controlled affiliates or any family member of the foregoing.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the Grantee has executed or caused this Equity Grant Agreement to be executed by its duly authorized representative as of the date set forth below.

Name of Grantee:		State/Country of Formation or Domicile:

FP Credit Partners II, L.P.		Cayman Islands
By:	FP Credit Partners GP II, L.P.
Its:	General Partner

By:	FP Credit Partners GP II Management, LLC
Its:	General Partner

By:	/s/ Scott Eisenberg
Name:	Scott Eisenberg
Title:	Managing Director

Name in which Shares are to be registered (if different):		Date: November 14, 2022

Grantee’s EIN: 98-1609293

Business Address-Street:		Mailing Address-Street (if different):

PO Box 309, Ugland House		One Letterman Drive, Building C, Suite 410

City, State, Zip:		City, State, Zip:

Grand Cayman, KY1-1104, Cayman Islands		San Francisco, CA 94129

Attn:	Maple Corporate Services Limited	Attn:	Steve Eisner

Telephone No.: 646-434-1343		Telephone No.: 646-434-1343
Facsimile No.:		Facsimile No.:

Number of Shares granted: 953,708

IN WITNESS WHEREOF, the Grantee has executed or caused this Equity Grant Agreement to be executed by its duly authorized representative as of the date set forth below.

Name of Grantee:		State/Country of Formation or Domicile:

FP Credit Partners Phoenix II, L.P.		Cayman Islands

By:	FP Credit Partners GP II, L.P.
Its:	General Partner

By:	FP Credit Partners GP II Management, LLC
Its:	General Partner

By:	/s/ Scott Eisenberg
Name:	Scott Eisenberg
Title:	Managing Director

Name in which Shares are to be registered (if different):		Date: November 14, 2022

Grantee’s EIN: 98-1615122

Business Address-Street:		Mailing Address-Street (if different):

PO Box 309, Ugland House		One Letterman Drive, Building C, Suite 410

City, State, Zip:		City, State, Zip:

Grand Cayman, KY1-1104, Cayman Islands		San Francisco, CA 94129

Attn:	Maple Corporate Services Limited	Attn:	Steve Eisner

Telephone No.: 646-434-1343		Telephone No.: 646-434-1343
Facsimile No.:		Facsimile No.:

Number of Shares granted: 46,292

IN WITNESS WHEREOF, PFDR has executed or caused this Equity Grant Agreement to be executed by its duly authorized representative as of the date set forth below.

PATHFINDER ACQUISITION CORPORATION

By:	/s/ David Chung
Name:	David Chung
Title:	Chief Executive Officer